Exhibit 99.1

May 3, 2023

PDC Energy, Inc. Announces 2023 First Quarter Financial and Operating Results and Updates Second Quarter Production and Full-Year Capital Guidance

DENVER, May 03, 2023: PDC Energy, Inc. (“PDC” the “Company”, “we”, “us”, “our’) (Nasdaq:PDCE) today announced its 2023 first quarter financial and operating results and updates second quarter production and full-year capital guidance.

2023 First Quarter Highlights:

•Net cash from operating activities of approximately $590 million, adjusted cash flows from operations, a non-U.S. GAAP metric defined below, of approximately $520 million and oil and gas capital investments of approximately $415 million.

•Approximately $100 million of adjusted free cash flow (“FCF”), a non-U.S. GAAP metric defined below.

•Returned approximately $170 million of capital to shareholders through the repurchase of approximately 2.1 million shares, or approximately 2.5 percent of common stock outstanding, and a $0.40 base dividend.

•Total production of 22.0 million barrels of oil equivalent (“MMBoe”) or approximately 244,000 Boe per day and oil production of 6.9 million barrels (“MMBbls”) or approximately 77,000 Bbls per day.

•Set aggressive, but achievable year-over-year GHG and methane intensity reduction goals for 2023 of approximately 20% and 40%, respectively.

CEO Commentary

President and Chief Executive Officer, Bart Brookman, commented, “Our first quarter operations established a solid foundation for executing on our full-year 2023 plan and marked our most operationally intensive quarter for the year, with four rigs running and three completion crews across our asset base. We began to see the production response from this activity level at the end of the first quarter when total production for March averaged 253,000 Boe per day, and oil production averaged 81,000 Bbls per day. Production continues to ramp up into the second quarter as new wells come online.

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PDC remains focused on driving value through innovation and technology across all our operations. Great examples include our use of local sand in the Wattenberg to reduce well costs, the execution of 3-mile laterals in both basins, and our ongoing completion optimization efforts. These innovations along with our lower per-well cost structure will continue to improve the overall capital efficiency for the company.

As we report earnings today with production at record levels, I want to recognize an important milestone for our Company. Our DJ Basin operations have now exceeded 5 years with no lost time injuries and our Delaware team remains on track to achieve the same impressive milestone in the next month.”

Operations Update

In the first quarter of 2023, PDC invested approximately $415 million while delivering total production of 22 million Boe, or approximately 244,000 Boe per day, and oil production of 6.9 million barrels, or approximately 77,000 barrels per day. Total production and oil production represent a sequential decrease of 3 percent and 6 percent, respectively, compared to the fourth quarter of 2022, primarily driven by two fewer days in the first quarter of 2023 and timing of turn-in-line activities.

In the Wattenberg Field, the Company invested approximately $330 million to operate an average of three drilling rigs and approximately two completion crews in the first quarter, resulting in 64 spuds and 55 TILs. Of the 55 TILs for the quarter, 36 occurred in the month of March. Total production was 19.4 million Boe, or approximately 216,000 Boe per day, while oil production was approximately 6.0 million Bbls, or approximately 67,000 Bbls per day. PDC exited the first quarter with 209 drilled, uncompleted wells (“DUCs”).

In the Delaware Basin, PDC invested approximately $85 million to operate one drilling rig and one completion crew, resulting in 9 spuds and 6 TILs. Total production was 2.6 million Boe, or approximately 28,000 Boe per day, while oil production was approximately 0.9 million Boe, or approximately 10,000 Boe per day.

Q1 2023 Shareholder Returns and Financial Position

The Company returned approximately $170 million of capital to shareholders in the first quarter through the repurchase of approximately 2.1 million shares of common stock and a $0.40 per share base quarterly dividend. In February 2023, our board of directors approved a $750 million increase in the size of our stock repurchase program resulting in an aggregate authorization of $2 billion, which is currently expected to be utilized by year end 2025. PDC remains committed to returning a minimum of 60 percent of its annual post-dividend FCF to shareholders through the Company’s share repurchase program and a year-end special dividend, if needed.

At quarter end, the Company had approximately $15 million cash on hand and approximately $350 million drawn on its credit facility. The net leverage ratio was 0.5x at March 31, 2023.

Full-Year 2023 and Second Quarter Outlook

For the full-year 2023, we reaffirm our total production guidance range of 255,000 Boe to 265,000 Boe per day and our crude oil production range of 82,000 Bbls to 86,000 Bbls. Our planned 2023 capital investments in crude oil and natural gas properties are now expected to be approximately $1,350 to $1,450 million reflecting some of the pass through cost savings primarily associated with steel, sand and fuel we have realized for the year.

For the second quarter, the Company increased the midpoint of its prior guidance and now expects total production to be in a range of 265,000-277,000 Boe per day and 87,000-92,000 Bbls per day of oil production. The increase is primarily a result of timing of turn-in-line activity from two large pads in the Wattenberg Field at the end of the first quarter that will now contribute more to the second quarter. Capital investments in crude oil and natural gas
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properties for the second quarter are expected to be approximately $325 - $400 million, unchanged from our prior guidance as realized savings are expected to be offset by a slight push of capital from first quarter activity.

Environmental, Social and Governance (“ESG”)

In the first quarter, PDC submitted its final 2022 emissions data to the EPA and ultimately recorded 32% and 58% reductions in GHG and methane emissions intensity, respectively. As we continue to strive for improvement, we set aggressive, but achievable year-over-year GHG and methane intensity reduction goals for 2023 of approximately 20% and 40%, respectively.

First Quarter Oil and Gas Production, Sales and Operating Cost Data

Crude oil, natural gas and NGLs sales, excluding net settlements on derivatives, were $813 million, a 17 percent decrease compared to fourth quarter of 2022 of $976 million. The decrease in sales between periods was due to a 14 percent decrease in the weighted average realized sales price per Boe to $37.02 from $42.95 and a 3 percent decrease in production from 22.7 MMBoe to 22.0 MMBoe. The decrease in sales price was primarily driven by a 10 percent, 27 percent and 2 percent decrease in weighted average realized crude oil, natural gas and NGLs prices, respectively. The combined revenue from crude oil, natural gas and NGLs sales and net settlements on commodity derivative instruments was $727 million in the first quarter of 2023 compared to $809 million in the fourth quarter 2022.

The following table provides weighted average sales price, by area, excluding net settlements on derivatives and transportation, gathering and processing expense (“TGP”), for the periods presented:

	Three Months Ended
	March 31, 2023	December 31, 2022	Percent Change
Crude oil (MBbls)
Wattenberg Field	6,005	6,406	(6)%
Delaware Basin	933	974	(4)%
Total	6,938	7,380	(6)%

Weighted average price	$74.13	$82.24	(10)%

Natural gas (MMcf)
Wattenberg Field	46,720	47,502	(2)%
Delaware Basin	5,767	5,977	(4)%
Total	52,487	53,479	(2)%

Weighted average price	$3.07	$4.20	(27)%

NGLs (MBbls)
Wattenberg Field	5,628	5,799	(3)%
Delaware Basin	658	631	4%
Total	6,286	6,430	(2)%

Weighted average price	$21.95	$22.49	(2)%

Crude oil equivalent (MBoe)
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Wattenberg Field	19,420	20,122	(3)%
Delaware Basin	2,551	2,601	(2)%
Total	21,971	22,723	(3)%

Weighted average price	$37.02	$42.95	(14)%

Production costs for the first quarter of 2023, which include lease operating expenses (“LOE”), production taxes and TGP, were $162 million, or $7.35 per Boe, compared to $165 million, or $7.28 per Boe, in the fourth quarter of 2022.

The following table provides the components of production costs for the periods presented:

	Three Months Ended
	March 31, 2023	December 31, 2022
	(in millions)
Lease operating expenses	$73	$69
Production taxes	56	61
Transportation, gathering and processing expenses	33	35
Total	$162	$165

	Three Months Ended
	March 31, 2023	December 31, 2022
Lease operating expenses per Boe	$3.33	$3.04
Production taxes per Boe	2.54	2.71
Transportation, gathering and processing expenses per Boe	1.48	1.53
Total per Boe	$7.35	$7.28

Financial Results

Net income for the first quarter of 2023 was $414 million, or $4.64 per diluted share, compared to $350 million, or $3.79 per diluted share, in the fourth quarter of 2022. The quarter-over-quarter change was primarily due to a $144 million commodity risk management gain in the first quarter of 2023 compared to a $100 million commodity risk management loss in the fourth quarter of 2022 partially offset by a decrease in crude oil, natural gas and NGLs sales of $163 million and an increase in income tax expense of $17 million between periods. Adjusted net income, a non-U.S. GAAP financial measure defined below, was $233 million in the first quarter of 2023 compared to $297 million in the fourth quarter of 2022. The movement between periods is primarily attributable to the change in sales and income tax expense partially offset by settled derivatives.

Net cash from operating activities for the first quarter of 2023 was approximately $588 million compared to $688 million in the fourth quarter of 2022. Adjusted cash flows from operations, a non-U.S. GAAP metric defined below, was approximately $518 million and $604 million in the first quarter of 2023 and fourth quarter of 2022, respectively. The quarter-over-quarter decrease in adjusted cash flows from operations was primarily due to a $163 million decrease in sales partially offset by an $81 million decrease in derivative settlement losses between periods. Adjusted free cash flows, a non-U.S. GAAP metric defined below, decreased to $101 million from $258 million in
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the fourth quarter of 2022 due to a decrease in adjusted cash flows from operations and in increase capital expenditures between periods.

G&A, which includes cash and non-cash expense, was $41 million, or $1.89 per Boe, in the first quarter of 2023 compared to $36 million, or $1.60 per Boe, in the fourth quarter of 2022.

Reconciliation of Non-U.S. GAAP Financial Measures

We use “adjusted cash flows from operations,” “adjusted free cash flow (deficit)” and “adjusted net income (loss),” non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and, in some cases, in providing public guidance on possible future results. In addition, we believe these are measures of our fundamental business and can be useful to us, investors, lenders and other parties in the evaluation of our performance relative to our peers and in assessing acquisition opportunities and capital expenditure projects. These supplemental measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income (loss) or cash flows from operations, investing or financing activities and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. In the future, we may disclose different non-U.S. GAAP financial measures in order to help us and our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

Adjusted cash flows from operations and adjusted free cash flow (deficit). We believe adjusted cash flows from operations can provide additional transparency into the drivers of trends in our operating cash flows, such as production, realized sales prices and operating costs, as it disregards the timing of settlement of operating assets and liabilities. We believe adjusted free cash flow (deficit) provides additional information that may be useful in an investor analysis of our ability to generate cash from operating activities from our existing oil and gas asset base to fund exploration and development activities and to return capital to stockholders in the period in which the related transactions occurred. We exclude from this measure cash receipts and expenditures related to acquisitions and divestitures of oil and gas properties and capital expenditures for other properties and equipment, which are not reflective of the cash generated or used by ongoing activities on our existing producing properties and, in the case of acquisitions and divestitures, may be evaluated separately in terms of their impact on our performance and liquidity. Adjusted free cash flow is a supplemental measure of liquidity and should not be viewed as a substitute for cash flows from operations because it excludes certain required cash expenditures. For example, we may have mandatory debt service requirements or other non-discretionary expenditures which are not deducted from the adjusted free cash flow measure.

We are unable to present a reconciliation of forward-looking adjusted cash flow because components of the calculation, including fluctuations in working capital accounts, are inherently unpredictable. Moreover, estimating the most directly comparable GAAP measure with the required precision necessary to provide a meaningful reconciliation is extremely difficult and could not be accomplished without unreasonable effort. We believe that forward-looking estimates of adjusted cash flow are important to investors because they assist in the analysis of our ability to generate cash from our operations.

Adjusted net income (loss). We believe that adjusted net income (loss) provides additional transparency into operating trends, such as production, realized sales prices, operating costs and net settlements on commodity derivative contracts, because it disregards changes in our net income (loss) from mark-to-market adjustments
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resulting from net changes in the fair value of our unsettled commodity derivative contracts, and these changes are not directly reflective of our operating performance.

Cash Flows from Operations to Adjusted Cash Flows from Operations and Adjusted Free Cash Flow
	Three Months Ended
	March 31, 2023	December 31, 2022
	(in millions)
Cash flows from operations to adjusted cash flows from operations and adjusted free cash flow:
Net cash from operating activities	$588	$688
Changes in assets and liabilities	(70)	(84)
Adjusted cash flows from operations	518	604
Capital expenditures for development of crude oil and natural gas properties	(362)	(296)
Capital expenditures for midstream assets	(4)	(1)
Change in accounts payable related to capital expenditures for oil and gas development activities	(51)	(49)
Adjusted free cash flow	$101	$258

Net Loss to Adjusted Net Income (Loss) and Adjusted Earnings Per Share, Diluted
	Three Months Ended
	March 31, 2023	December 31, 2022
	(in millions, except per share data)
Net income (loss) to adjusted net income (loss):
Net income (loss)	$414	$350
Loss (gain) on commodity derivative instruments	(144)	100
Net settlements on commodity derivative instruments	(86)	(167)
Tax effect of above adjustments (1)	49	14
Adjusted net income (loss)	$233	$297

Earnings per share, diluted	4.64	$3.79
Loss (gain) on commodity derivative instruments	(1.61)	1.09
Net settlements on commodity derivative instruments	(0.97)	(1.81)
Tax effect of above adjustments	0.55	0.15
Adjusted earnings (loss) per share, diluted	$2.61	$3.22
Weighted average diluted shares outstanding	89.2	92.3

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PDC ENERGY, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Revenues
Crude oil, natural gas and NGLs sales	$813,284	$882,378
Commodity price risk management gain (loss), net	144,132	(568,055)
Other income	252	2,125
Total revenues	957,668	316,448
Costs, expenses and other
Lease operating expense	73,259	54,156
Production taxes	55,747	62,916
Transportation, gathering and processing expense	32,505	27,971
Exploration, geologic and geophysical expense	534	253
General and administrative expense	41,487	34,107
Depreciation, depletion and amortization	207,187	151,055
Accretion of asset retirement obligations	3,714	2,987
Impairment of properties and equipment	1,373	943
Loss (gain) on sale of properties and equipment	155	(125)
Total costs, expenses and other	415,961	334,263
Income (loss) from operations	541,707	(17,815)
Interest expense, net	(14,705)	(12,945)
Income (loss) before income taxes	527,002	(30,760)
Income tax expense	(112,870)	(1,200)
Net income (loss)	$414,132	$(31,960)

Earnings (Loss) per share:
Basic	$4.69	$(0.33)
Diluted	$4.64	$(0.33)

Weighted average common shares outstanding:
Basic	88,357	96,279
Diluted	89,228	96,279

Dividends declared per share	$0.40	$0.25

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PDC ENERGY, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands, except share and per share data)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$17,443	$6,494
Accounts receivable, net	474,783	546,311
Fair value of derivatives	68,144	31,963
Prepaid expenses and other current assets	10,822	8,987
Total current assets	571,192	593,755
Properties and equipment, net	7,510,312	7,293,355
Fair value of derivatives	46,497	25,562
Other assets	131,464	70,093
Total Assets	$8,259,465	$7,982,765

Liabilities and Stockholders’ Equity
Liabilities
Current liabilities:
Accounts payable	$285,995	$244,406
Production tax liability	253,962	244,737
Fair value of derivatives	125,529	274,218
Funds held for distribution	523,889	539,094
Accrued interest payable	20,877	11,655
Other accrued expenses	112,294	106,082
Total current liabilities	1,322,546	1,420,192
Long-term debt	1,296,491	1,314,010
Asset retirement obligations	170,060	171,665
Fair value of derivatives	29,019	53,600
Deferred income taxes	621,358	507,683
Other liabilities	605,615	532,870
Total liabilities	4,045,089	4,000,020

Commitments and contingent liabilities

Stockholders’ equity
Common shares - par value $0.01 per share, 150,000,000 authorized, 87,570,195 and 89,224,353 issued as of March 31, 2023 and December 31, 2022, respectively	876	892
Additional paid-in capital	2,742,706	2,823,364
Retained earnings	1,476,205	1,165,816
Treasury shares - at cost, 88,328 and 119,336 as of March 31, 2023 and December 31, 2022, respectively	(5,411)	(7,327)
Total stockholders’ equity	4,214,376	3,982,745
Total Liabilities and Stockholders’ Equity	$8,259,465	$7,982,765
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PDC ENERGY, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$414,132	$(31,960)
Adjustments to net loss to reconcile to net cash from operating activities:
Net change in fair value of unsettled commodity derivatives	(230,386)	406,461
Depreciation, depletion and amortization	207,187	151,055
Impairment of properties and equipment	1,373	943
Accretion of asset retirement obligations	3,714	2,987
Non-cash stock-based compensation	6,564	5,474
Amortization of debt discount, premium and issuance costs	1,361	1,357
Deferred income taxes	113,675	3,600
Other	258	(1,030)
Changes in assets and liabilities	70,445	(49,839)
Net cash from operating activities	588,323	489,048
Cash flows from investing activities:
Capital expenditures for development of crude oil and natural gas properties	(362,251)	(187,021)
Capital expenditures for midstream assets	(3,574)	—
Capital expenditures for other properties and equipment	(6,651)	(67)
Proceeds from sale of properties and equipment	37	89
Proceeds from divestitures	—	465
Funds held in escrow for acquisition	—	(50,000)
Net cash from investing activities	(372,439)	(236,534)
Cash flows from financing activities:
Proceeds from revolving credit facility and other borrowings	496,000	100,500
Repayment of revolving credit facility and other borrowings	(514,000)	(100,500)
Payment of debt issuance costs	—	(30)
Purchase of treasury shares for employee stock-based compensation tax withholding obligations	(19,243)	(9,203)
Purchase of treasury shares under stock repurchase program	(129,944)	(80,853)
Dividends paid	(37,179)	(24,681)
Principal payments under financing lease obligations	(569)	(419)
Net cash from financing activities	(204,935)	(115,186)
Net change in cash, cash equivalents and restricted cash	10,949	137,328
Cash, cash equivalents and restricted cash, beginning of period	6,494	33,829
Cash, cash equivalents and restricted cash, end of period	$17,443	$171,157

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2023 First Quarter Teleconference and Webcast

The Company invites you to join Bart Brookman, President and Chief Executive Officer; Scott Meyers, Chief Financial Officer; Lance Lauck, Executive Vice President Corporate Development and Strategy; and David Lillo, Senior Vice President Operations for a conference call at 11:00 a.m. ET on Thursday, May 4, 2023, to discuss the 2023 first quarter results. The related slide presentation will be available on PDC's website at www.pdce.com.

To attend the conference call or webcast, participants should register online at http://www.pdce.com/investors-overview/events-calendar-webcasts-presentations/. Once registered, participants will receive the dial in details and a unique PIN number. Participants are requested to register a minimum 15 minutes before the start of the call.

A replay of the webcast will be available two hours after the call and archived on the same web page for six months.

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that acquires, explores and develops properties for the production of crude oil, natural gas and NGLs, with operations in the Wattenberg Field in Colorado and Delaware Basin in west Texas. Its operations in the Wattenberg Field are focused in the horizontal Niobrara and Codell plays and its Delaware Basin operations are primarily focused in the horizontal Wolfcamp zones.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the
Securities Act of 1933 (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (“Exchange Act”) and the United States (“U.S.”) Private Securities Litigation Reform Act of 1995 regarding our business, financial condition, results of operations and prospects. All statements other than statements of historical fact included in and incorporated by reference into this report are “forward-looking statements”. Words such as expect, anticipate, intend, plan, believe, seek, estimate, schedule and similar expressions or variations of such words are intended to identify forward-looking statements herein. Forward-looking statements include, among other things, statements regarding permitting matters; future production, costs and cash flows; drilling locations, zones and growth opportunities; capital expenditures and projects; the return of capital to shareholders through buybacks of shares and/or payments of dividends; and ESG matters.

The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Forward-looking statements are always subject to risks and uncertainties, and become subject to greater levels of risk and uncertainty as they address matters further into the future. Throughout this press release or accompanying materials, we may use the term “projection” or similar terms or expressions, or indicate that we have “modeled” certain future scenarios. We typically use these terms to indicate our current thoughts on possible outcomes relating to our business or our industry in periods beyond the current fiscal year. Because such statements relate to events or conditions further in the future, they are subject to increased levels of uncertainty.

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Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•market and commodity price volatility, widening price differentials, and related impacts to the Company, including decreased revenue, income and cash flow, write-downs and impairments and decreased availability of capital;
•difficulties in integrating our operations as a result of any significant acquisitions or acreage exchanges;
•adverse changes to our future cash flows, liquidity and financial condition;
•changes in, and interpretations and enforcement of, environmental and other laws and other political and regulatory developments;
•declines in the value of our crude oil, natural gas and NGLs properties resulting in impairments;
•changes in, and inaccuracy of, reserve estimates and expected production and decline rates;
•timing and extent of our success in discovering, acquiring, developing and producing reserves;
•reductions in the borrowing base under our revolving credit facility;
•availability and cost of capital;
•risks inherent in the drilling and operation of crude oil and natural gas wells;
•ability to add to our gross operated inventory through wellbore spacing and untested zones;
•timing and costs of wells and facilities;
•availability, cost, and timing of sufficient pipeline, gathering, transportation and electrical facilities and related infrastructure;
•limitations in the availability of supplies, materials, contractors and services that may delay the drilling or completion of our wells;
•potential losses of acreage or other impacts due to lease expirations, other title defects, or otherwise;
•risks inherent in marketing crude oil, natural gas and NGLs;
•effect of crude oil and natural gas derivative activities;
•impact of environmental events, governmental and other third-party responses to such events and our ability to insure adequately against such events;
•cost of pending or future litigation;
•impact to our operations, personnel retention, strategy, stock price and expenses caused by the actions of activist shareholders;
•uncertainties associated with future dividends to our shareholders or share buybacks;
•timing and amounts of federal and state income taxes;
•our ability to retain or attract senior management and key technical employees;
•an unanticipated assumption of liabilities or other problems with the Great Western acquisition or other acquisitions we may pursue;
•civil unrest, terrorist attacks and cyber threats;
•physical, financial and transition risks relating to climate change;
•changes in general economic, business or industry conditions, including changes in interest rates and inflation rates and concerns regarding a global economic recession;
•our ability to achieve our emission reductions, flaring and other environmental, social and governmental goals; and
•success of strategic plans, expectations and objectives for our future operations.

Further, we urge you to carefully review and consider the cautionary statements and disclosures, specifically those under the “Item 1A. Risk Factors” made in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the U.S. Securities and Exchange Commission for further information on risks and uncertainties that could affect our business, financial condition, results of operations and prospects, which are incorporated by this reference as though fully set forth herein. We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update any forward-
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looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts:	Aaron Vandeford
Director Investor Relations
303-381-9493
aaron.vandeford@pdce.com

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